Exhibit 99.1


                HALIFAX ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

      Company Reports Growth in Gross Profit Margin and Net Income


ALEXANDRIA, VA - August 15, 2007 - Halifax Corporation (AMEX: HX) today announced its financial results for the quarter ended June 30, 2007.

The Company reported revenues of $12.5 million compared to $12.7 million for the first quarter of fiscal 2007. The slight decrease in revenue was primarily due to the elimination of certain under-performing contracts, which was partially offset by newly awarded, and more profitable, business.

Halifax reported a gross margin of $1.5 million, or 11.9%, for the current quarter versus $1.5 million, or 11.6%, for the same period in the prior year. According to the Company, margins are continuing to show positive progress, reflecting the improvement in the mix of business.

Operating income was $321,000 for the first quarter of fiscal 2007 compared to $326,000 for the first quarter of fiscal 2007.

The Company reported net income of $135,000, or $ 0.04 per basic and diluted share, for the current quarter compared to $84,000, or $ 0.03 per basic and diluted share, for the first quarter of fiscal 2007.

According to Charles McNew, president and chief executive officer, "Our profitability trend is encouraging. We are continuing to take aggressive steps to grow the top line, and our cost containment and system improvement actions are helping to generate the desired results. Despite a competitive marketplace, we are encouraged by the present volume of potential new deals on the horizon."

McNew added, "We are driving to enhance shareholder value and are continuing to evaluate various strategic alternatives to further position our Company for near and longer term growth opportunities."

The Company will host a conference call for investors at 11:00 a.m. EDT on Wednesday, August 15, 2007, to review the financial and operational results for the quarter. The conference call phone number is 800-266-2145 for U.S. callers and 212-676-4904 for international callers. The conference call replay will be available from 1 p.m. EDT on Wednesday, August 15, 2007, to 1 p.m EDT on Thursday, August 16, 2007. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21346424.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.

                           Halifax Corporation
                         Summary Financial Data
                (In Thousands, except per share amounts)



       Statement of operations                For the three months
                                                 ended June 30
                                               2007         2006

       Revenues                                 $12,461      $12,746

       Cost of services                          10,979       11,270

       Gross margin                               1,482        1,476

       Selling, marketing, general &
       administrative                             1,161        1,150

       Operating income                             321          326

       Other income                                  11            1
       Interest expense                           (192)        (163)

       Income before income taxes                   140          164

       Income tax expense                             5           80

       Net income                             $     135    $      84

       Earnings  per common share - basic:    $    0.04    $    0.03
       Earnings  per common share -
       diluted:                               $    0.04    $    0.03


       Weighted average number of
       commonshares outstanding:
         Basic                                    3,175        3,175
         Diluted                                  3,181        3,180



   Balance Sheets                        June 30, 2007   March 31, 2007
   Current assets
    Cash                                         $   55          $1,078
    Restricted cash                                 681             673
    Trade accounts receivable, net               10,502          11,345
     Inventory, net                               5,069           4,946
     Prepaid expenses and other                     864             584
      current assets


   Total current assets                          17,171          18,626

   Property and equipment, net                    1,105           1,225
   Goodwill and intangibles, net                  3,799           3,865
   Other assets                                     118             121


   Total assets                                 $22,193         $23,837

   Liabilities and stockholders' equity

   Current liabilities
     Accounts payable and accrued                $5,582          $6,375
      expenses
     Income tax payable                              30              11
     Deferred maintenance revenue                 2,609           3,058
     Bank debt                                    6,358           6,880
      Auxillary line of credit                    1,000           1,000
     Current portion of long-term debt               35              31

   Total current liabilities                     15,614          17,355

   Other long-term debt                             111             120
   Subordinated debt - affiliate                  1,000           1,000
   Deferred income                                  144             159

   Total liabilities                             16,869          18,634

   Stockholders' equity                           5,324           5,203

   Total liabilities and stockholders'          $22,193         $23,837
   equity
